Exhibit 99.1

PRESS RELEASE

DOLLAR TREE, INC. REPORTS RECORD FIRST QUARTER EARNINGS
•	Earnings per Diluted Share increase to $0.82
•	Consolidated net sales increase 14.3%
•	Comparable store sales increase 7.1%

CHESAPEAKE, Va. – May 19, 2011 – Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores selling everything for $1 or less, reported its results for the quarter ended April 30, 2011 (“first quarter”).  Consolidated net sales for the first quarter were $1.55 billion, a 14.3% increase compared to $1.35 billion reported for the quarter ended May 1, 2010 (“first quarter 2010”).  Comparable store sales increased 7.1%, on top of a 6.5% increase for the first quarter 2010.

Earnings per diluted share for the first quarter were $0.82, compared to earnings per diluted share of $0.49 reported for the quarter ended May 1, 2010, which included a non-recurring, non-cash charge of $26.3 million relating to a retail inventory accounting change in the first quarter 2010.  The Company’s earnings per diluted share of $0.82 in the first quarter 2011 were an increase of 34.4% compared to the first quarter 2010 earnings per diluted share of $0.61, absent the charge.

“I am pleased by Dollar Tree’s continuing growth in sales and earnings,” President and CEO Bob Sasser said.  “Our business momentum was strong throughout the first quarter.  Seasonal performance was outstanding from Valentine’s through Easter.  Both traffic and ticket increased as more customers continue to rely on Dollar Tree for great merchandise values and a fun, convenient shopping experience.

“The 7.1% comp-store sales increase following strong first quarter growth for the past two years is further validation of Dollar Tree’s efforts to find more ways to provide more value to more customers every day.”

Operating margin for the quarter was 10.5%, a 290 basis point improvement from the 7.6% operating margin in the first quarter 2010, and a 100 basis point improvement from the 9.5% operating margin in the first quarter 2010, absent the aforementioned charge in the first quarter last year.

Cash and investments at quarter-end totaled $510.3 million, compared with $390.1 million at the end of the first quarter 2010.  During the first quarter, the Company repurchased 1.7 million shares for $88.6 million, and has $257.4 million remaining on its share repurchase authorization.

The Company continues to grow. During the first quarter, Dollar Tree opened 83 stores, closed 7 stores, and expanded or relocated 41 stores.  Retail selling square footage increased 9.0% compared to a year ago, to 36.0 million square feet.

Guidance
The Company estimates sales for the second quarter of 2011 to be in the range of $1.51 billion to $1.55 billion, based on low –to- mid single digit positive comparable store sales.  Diluted earnings per share are estimated to be in the range of $0.68 to $0.75.

Full year sales are now estimated to be in the range of $6.50 billion to $6.63 billion.  This estimate is based on a range of low –to- mid single digit positive comparable store sales.  Diluted earnings per share are expected to be $3.69 to $3.85.  The Company reported earnings per diluted share for fiscal 2010 of $3.10, which includes the impact of the aforementioned charge.  Excluding the charge, earnings per diluted share were $3.23 for fiscal 2010.

On Thursday, May 19, 2011, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT.  The telephone number for the call is 888-811-5448.  A recorded version of the call will be available until midnight Thursday, May 26, and may be accessed by dialing 888-203-1112, and the access code is 9902996.  A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Thursday, May 26.

Dollar Tree, a Fortune 500 Company, operated 4,177 stores in 48 states and 4 Canadian Provinces as of April 30, 2011, with total retail selling square footage of 36.0 million.  To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding second quarter and full year sales, second quarter and full year diluted earnings per share, and second quarter comparable store sales.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10  - K filed March 17, 2011.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)

	First Quarter Ended
	April 30,	May 1,
	2011	2010
	(unaudited)	(unaudited)
Net sales	$1,545.9	$1,352.6

Cost of sales, excluding non-cash
beginning inventory adjustment	1,005.1	876.1
Non-cash beginning inventory adjustment	-	26.3

Gross profit	540.8	450.2
	35.0%	33.3%

Selling, general & administrative expenses	379.1	347.6
	24.5%	25.7%

Operating income	161.7	102.6
	10.5%	7.6%

Interest expense, net	0.9	1.4
Other income, net	(0.7)	(0.9)

Income before income taxes	161.5	102.1
	10.4%	7.5%

Income tax expense	60.5	38.5
Income tax rate	37.5%	37.7%

Net income	$101.0	$63.6
	6.5%	4.7%

Net earnings per share:
Basic	$0.82	$0.49
Weighted average number of shares	122.6	129.3

Diluted	$0.82	$0.49
Weighted average number of shares	123.5	130.3

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	April 30,	January 29,	May 1,
	2011	2011	2010

Cash and cash equivalents	$ 371.3	$ 311.2	$ 338.6
Short-term investments	139.0	174.8	51.5
Merchandise inventories	771.2	803.1	707.7
Other current assets	44.0	44.2	47.0
Total current assets	1,325.5	1,333.3	1,144.8

Property and equipment, net	760.2	741.1	719.4
Goodwill	175.0	173.1	133.3
Deferred tax assets	25.1	38.0	43.5
Other assets, net	95.5	95.0	101.7

Total assets	$ 2,381.3	$ 2,380.5	$ 2,142.7

Current portion of long-term debt	$ 16.5	$ 16.5	$ 17.5
Accounts payable	276.0	261.4	258.6
Other current liabilities	170.6	190.5	154.4
Income taxes payable, current	41.6	64.4	37.7
Total current liabilities	504.7	532.8	468.2

Long-term debt, excluding current portion	250.0	250.0	250.0
Income taxes payable, long-term	15.4	15.2	15.0
Other liabilities	124.5	123.5	116.5

Total liabilities	894.6	921.5	849.7

Shareholders' equity	1,486.7	1,459.0	1,293.0

Total liabilities and shareholders' equity	$ 2,381.3	$ 2,380.5	$ 2,142.7

STORE DATA:
Number of stores open at end of period	4,177	4,101	3,874
Total selling square footage (in millions)	36.0	35.1	33.0

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)
	Three Months Ended
	April 30,	May 1,
	2011	2010

Cash flows from operating activities:
Net income	$101.0	$63.6
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	39.2	39.3
Other non-cash adjustments	23.8	26.3
Changes in working capital	(7.7)	(93.4)
Total adjustments	55.3	(27.8)
Net cash provided by operating activities	156.3	35.8

Cash flows from investing activities:
Capital expenditures	(58.3)	(45.1)
Purchase of short-term investments	(6.0)	(29.0)
Proceeds from maturities of short-term investments	41.8	5.4
Purchase of restricted investments	-	(36.4)
Proceeds from maturities of restricted investments	-	36.4
Other	0.4	-
Net cash used in investing activities	(22.1)	(68.7)

Cash flows from financing activities:
Proceeds from stock issued pursuant to stock-based
compensation plans	3.9	13.3
Payments for share repurchases	(88.6)	(220.8)
Tax benefit of stock-based compensation	9.8	7.5
Principal payments under long-term debt
and capital lease obligations	(0.1)	(0.1)
Net cash used in financing activities	(75.0)	(200.1)
Effect of exchange rate changes on cash and cash equivalents	0.9	-
Net increase(decrease) in cash and cash equivalents	60.1	(233.0)
Cash and cash equivalents at beginning of period	311.2	571.6
Cash and cash equivalents at end of period	$371.3	$338.6